Exhibit 99.1

TransMedics Reports Fourth Quarter and Full Year 2025 Financial Results

Andover, Mass. – February 24, 2026 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter and year ended December 31, 2025.

Recent Highlights

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Total revenue of $160.8 million in the fourth quarter of 2025, a 32% increase compared to the fourth quarter of 2024
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Total revenue of $605.5 million in the full year 2025, a 37% increase compared to the full year 2024
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Generated net income of $105.4 million, or $2.62 per diluted share, in the fourth quarter of 2025, which includes a net income tax benefit of $83.8 million primarily due to the release of the valuation allowance related to deferred tax assets
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Generated net income of $190.3 million, or $4.87 per diluted share, in the full year 2025, which includes a net income tax benefit of $82.8 million
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Completed 5,139 U.S. OCS cases in the full year 2025, a 38% increase compared to 3,735 U.S. OCS cases in the full year 2024
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Owned 22 aircraft as of December 31, 2025
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Announced the signing of a long-term lease for new global headquarters at Assembly Innovation Park in Somerville, Mass. and the acquisition of adjacent land to create a fully integrated TransMedics campus
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Received FDA approval for the OCS ENHANCE Heart and DENOVO Lung trials
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Appointed Amanda Sorrento as SVP Global Human Resources, effective January 5, 2026
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Appointed Giovanni Cecere as Chief Commercial Officer, effective February 2, 2026
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Tamer Khayal, M.D. assumed the new role of SVP of International to drive NOP model across Europe and rest of the world
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Appointed Matthew Forsyth as Senior Vice President, General Counsel & Corporate Secretary, effective March 9, 2026

“We are very pleased with our fourth quarter and full year 2025 performance. These results reflect strong execution, continued adoption of our OCSTM NOPTM program, and disciplined investment to support sustained long-term growth,” said Waleed Hassanein, M.D., President and Chief Executive Officer. “We have several strategic growth initiatives lined up for 2026 to catalyze growth short, mid- and long-term for TransMedics. We are laser focused on executing on these initiatives by accelerating heart and lung adoption in the US through our ongoing clinical programs, launching our NOP model in Europe, and preparing for the clinical launch of our OCS Kidney program. Achieving our goals would make 2026 another transformative year for TransMedics and catalyze our growth for the next several years, while advancing our mission to expand access and improve clinical outcomes for transplant patients globally.”

Fourth Quarter 2025 Financial Results

Total revenue for the fourth quarter of 2025 was $160.8 million, a 32% increase compared to $121.6 million in the fourth quarter of 2024. The increase was due primarily to the increase in utilization of the Organ Care System ("OCS"), primarily in Liver and Heart through the National OCS Program ("NOP") and related NOP service revenue fueled by the continued expansion and utilization of our aviation fleet.

Gross margin for the fourth quarter of 2025 was 58%, compared to 59% in the fourth quarter of 2024. The change from prior year is a result of higher clinical service expenses in support of NOP expansion and higher freight cost.

Operating expenses for the fourth quarter of 2025 were $72.1 million, compared to $63.4 million in the fourth quarter of 2024. The increase in operating expenses was driven primarily by increased research and development investment as well as investment throughout the organization to support the growth of the company. Fourth quarter operating expenses in 2025 included $9.1 million of stock compensation expense compared to $10.4 million of stock compensation expense in the fourth quarter of 2024.

Net income for the fourth quarter of 2025 was $105.4 million, or 66% of revenue, compared to $6.9 million in the fourth quarter of 2024. This includes a net income tax benefit of $83.8 million, primarily driven by a one-time benefit of $103.3 million from the release of the Company’s valuation allowance related to deferred tax assets.

Full Year 2025 Financial Results

Total revenue for the full year of 2025 was $605.5 million, an 37% increase compared to $441.5 million for the full year of 2024. The increase was driven primarily by the increase in utilization of the OCS across all three organs through the NOP as well as additional revenue generated by TransMedics logistics services.

Gross margin for the full year of 2025 was 60%, compared to 59% in the full year of 2024. The change from prior year was a result of increased efficiencies in transplant logistics and benefits of scale.

Operating expenses for the full year of 2025 were $254.2 million, compared to $224.6 million in the full year of 2024. The increase in operating expense was driven primarily by increased research and development investment as well as investment throughout the organization to support the growth of the company. Full year operating expenses in 2025 included $35.5 million of stock compensation expense compared to $31.7 million of stock compensation expense in the full year of 2024.

Net income for the full year of 2025 was $190.3 million, or 31% of revenue, compared to $35.5 million in the full year of 2024. This includes a net income tax benefit of $82.8 million, primarily driven by a one-time benefit of $103.3 million from the release of the Company’s valuation allowance related to deferred tax assets.

Cash was $488.4 million as of December 31, 2025 compared to $466.2 million as of September 30, 2025.

2026 Financial Outlook

TransMedics expects total revenue for the full year 2026 to be in the range of $727 million to $757 million, which represents 20% to 25% growth compared to the company’s prior year revenue.

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Tuesday, February 24, 2026. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and providing access code 8036478. A live and archived webcast of the event and the company's slide presentation with information on fourth quarter and full year 2025 financial results will be available on the "Investors" section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements address various matters, including, among other things, future results and events, including financial guidance and projected estimates, growth initiatives for our business both in the U.S. and globally, our strategic initiatives to catalyze short, mid- and long-term growth in 2026 and over the next several years, our goals for 2026 and our focus on accelerating heart and lung transplant adoption in the U.S., launching our NOP model in Europe and preparing for the launch for OCS kidney program, and advancing our mission to expand access and improve clinical outcomes for transplant patients globally. For this purpose, all statements other than statements of historical facts are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "could," "target," "predict," "seek" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties. Our management cannot predict all risks, nor can we assess the impact of all factors or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated in or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ include: the fluctuation of our financial results from quarter to quarter; our ability to attract, train and retain key personnel; our dependence on the success of the Organ Care System ("OCS"); our ability to expand access to the OCS through our National OCS Program ("NOP"); our ability to improve the OCS platform, including by developing the next generation of the OCS products or expanding into new indications, and the development, and potential commercialization of our OCS Kidney device; the timing or results of clinical trials for the OCS, including pre- and post-approval studies; our ability to sustain profitability; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; that we have identified a material weakness in our internal control over financial reporting, and that we may identify additional material weaknesses in the future; our ability to scale our manufacturing and sterilization capabilities to meet increasing demand for our products; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private and public payors on the benefits offered by the OCS; our dependence on a limited number of customers for a significant portion of our revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States, the European Union, and other select jurisdictions worldwide; our ability to adequately respond to the Food and Drug Administration ("FDA"), or other competent authorities, follow-up inquiries in a timely manner; the impact of healthcare policy changes, including recently enacted or potential future legislation or administrative actions affecting or reforming the U.S. healthcare system, Organ Procurement and Transplantation Network (“OPTN”), or the FDA; the performance of our third-party suppliers and manufacturers; our use of third parties to transport donor organs and medical personnel for our NOP and our ability to maintain and grow our transplant logistics capabilities to support our NOP to reduce dependence on third party transportation, including by means of attracting, training and retaining pilots, and the acquisition, maintenance or replacement of fixed-wing aircraft for our aviation transportation services or other acquisitions, joint ventures or strategic investments; our ability to maintain Federal Aviation Administration ("FAA") or other regulatory licenses or approvals for our aircraft transportation services; price increases of the components of our products and maintenance, parts and fuel for our aircraft; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology infrastructure; the economic, political and other risks associated with our foreign operations; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products or services infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the impact of a shutdown of the U.S. government; the extent and success of competing products or procedures that are or may become available; our ability to service our 1.50% convertible senior notes, due 2028; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreements to which we will remain subject until maturity; the impact of any product recalls or improper use of our products; our international expansion plans and the costs related thereto; our estimates regarding revenue, expenses and needs for additional financing; and other factors that may be described in our filings with the Securities and Exchange Commission (the "SEC"). Additional information will be made available in our annual and quarterly reports and other filings that we make with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and we are not able to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Investor Contact:

Brian Johnston

Laine Morgan

Gilmartin Group

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Net product revenue	$100,390	$74,948	$372,401	$273,866
Service revenue	60,374	46,676	233,093	167,674
Total revenue	160,764	121,624	605,494	441,540
Cost of revenue:
Cost of net product revenue	23,402	16,545	77,822	58,345
Cost of service revenue	43,948	33,066	164,866	121,114
Total cost of revenue	67,350	49,611	242,688	179,459
Gross profit	93,414	72,013	362,806	262,081

Gross margin	58%	59%	60%	59%

Operating expenses:
Research, development and clinical trials	20,701	16,464	69,055	55,968
Selling, general and administrative	51,440	46,905	185,168	168,617
Total operating expenses	72,141	63,369	254,223	224,585
Income from operations	21,273	8,644	108,583	37,496
Other income (expense):
Interest expense	(3,354)	(3,571)	(13,782)	(14,409)
Interest income and other income (expense), net	3,714	1,916	12,721	12,693
Total other income (expense), net	360	(1,655)	(1,061)	(1,716)
Income before income taxes	21,633	6,989	107,522	35,780
(Provision) benefit for income taxes	83,750	(132)	82,769	(316)
Net income	$105,383	$6,857	$190,291	$35,464
Net income per share:
Basic	$3.08	$0.20	$5.60	$1.07
Diluted	$2.62	$0.19	$4.87	$1.01
Weighted average common shares outstanding:
Basic	34,220,360	33,592,408	33,993,468	33,229,953
Diluted	40,927,898	35,211,121	40,540,694	35,216,837

TransMedics Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2025	2024
Assets
Current assets:
Cash	$488,366	$336,650
Accounts receivable	84,282	97,722
Inventory	48,881	46,554
Prepaid expenses and other current assets	16,254	16,290
Total current assets	637,783	497,216
Property, plant and equipment, net	327,656	285,970
Operating lease right-of-use assets	5,155	6,481
Deferred tax assets	83,543	—
Restricted cash	500	500
Goodwill	11,549	11,549
Acquired intangible assets, net	1,948	2,152
Other non-current assets	239	208
Total assets	$1,068,373	$804,076
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,350	$10,292
Accrued expenses and other current liabilities	62,740	45,152
Current portion of long-term debt	10,000	—
Deferred revenue	2,905	1,742
Operating lease liabilities	3,310	2,727
Total current liabilities	89,305	59,913
Convertible senior notes, net	452,804	449,939
Long-term debt, net	49,587	59,372
Operating lease liabilities, net of current portion	3,577	6,249
Total liabilities	595,273	575,473
Total stockholders’ equity	473,100	228,603
Total liabilities and stockholders’ equity	$1,068,373	$804,076